Exhibit 21

                 Subsidiaries of Registrant

Entity               State of incorporation

Food Lion, Inc        NC

Kash n' Karry         DE
Food Stores, Inc.

FLI Holding Corp.     DE

Risk Management       NC
Services, Inc.


FL Food Lion,Inc.     FL